EXHIBIT 99.1

Halozyme Contacts
Investors:
David A. Ramsay
Chief Financial Officer
(858) 794-8889
dramsay@halozyme.com
or
Don Markley
Lippert/Heilshorn & Associates
(310) 691-7100
dmarkley@lhai.com
Media:
Kathy W. Sweeney
Mentus
(858) 455-5500, x230
kwitz@mentus.com
Baxter Contacts Investors: Mary Kay Ladone (847) 948-3371 or Clare Sullivan (847) 948-3085 Media: Erin Gardiner (847) 948-4210 or Deborah Spak (847) 948-2349
HALOZYME THERAPEUTICS AND BAXTER RELEASE RESULTS
FROM THE INFUSE-LR STUDY
— Use of Hylenex Accelerates Subcutaneous Flow Rates with Acceptable Tolerability —
SAN DIEGO, CA and DEERFIELD, IL, FEBRUARY 8, 2006 — Halozyme Therapeutics, Inc. (Amex: HTI) and Baxter Healthcare Corporation today announced the results of INFUSE-LR, a clinical trial of subcutaneous (Sub-Q) infusion (hypodermoclysis) with Hylenex. The use of Hylenex preceding Sub-Q infusion accelerated the flow rate by approximately four-fold versus the Sub-Q infusion with placebo, while causing less edema and was preferred by both investigator (for 92% of subjects) and study subjects (92%).
Hylenex is a liquid injectable formulation that includes the active pharmaceutical ingredient, recombinant human hyaluronidase (rHuPH20), which is approved by the U.S. Food and Drug Administration (FDA) for use as a spreading agent to increase the absorption and dispersion of other injected drugs and for Sub-Q hydration. Subcutaneous hydration is the introduction of fluids under the skin to replace inadequate intake or excessive loss of water and electrolytes during illness or operation.
The INcreased Flow Utilizing Subcutaneously-Enabled Lactated Ringer’s clinical trial, or INFUSE-LR study, was designed to determine the subcutaneous infusion flow rate of Lactated Ringer’s (LR) solution with and without Hylenex, determine the Sub-Q infusion flow rate dose response to Hylenex over one order of magnitude of dose, and assess safety and tolerability. This prospective, double-blind, randomized, placebo-controlled, within-subject, dose-

comparison study enrolled 54 volunteer subjects who received Sub-Q infusions simultaneously in both upper arms through 24 gauge catheters. Key results from the study include:
The use of Hylenex compared to placebo preceding Sub-Q infusion, under gravity flow, to accelerate the flow rate was assessed. Hylenex accelerated flow versus placebo in every subject studied, and by an overall mean ratio of approximately four-fold. The overall mean flow rate for Sub-Q infusion with Hylenex was 464 mL/hr versus 118 mL/hr with placebo (p<0.0001).

The faster flow rates did not result in an increase in edema. A total of 94% of subjects had moderate or severe arm edema with placebo compared to 17% with Hylenex (p < 0.0001).

The Sub-Q infusion rate, when preceded by Hylenex, was closer in flow to the IV infusion (ratio of 2.6) than to the Sub-Q infusion rate with placebo (ratio of 2.9), based on ratios of flow rates in five subjects in the pilot phase of the study.

At end-infusion, an average pain score of 5.8 was reported by study subjects for Hylenex infusions versus 9.6 for placebo (p = 0.002). The overall degree of pain/discomfort in both study arms was low and may not be clinically meaningful.

In the study, there were no serious or severe adverse events (AE). Based on the AE profile, Hylenex was at least as well tolerated as placebo.

In a global preference ranking, both subjects and the Investigator preferred, in 92% of cases, using Hylenex with Sub-Q infusions rather than placebo (p < 0.0001).

While the 750 and 1,500 unit doses produced faster flow rates than the 150 unit dose, the study was not statistically powered to detect a dose response. All doses of Hylenex demonstrated faster flow rates than placebo and acceptable tolerability.
Hylenex is the first and only FDA-approved hyaluronidase from a recombinant human source. Although animal-derived hyaluronidase extracts have been demonstrated in the literature to accelerate Sub-Q infusions, this is the first clinical trial of the recently FDA-approved recombinant human hyaluronidase for use in Sub-Q infusion and is believed to be the first clinical trial of any hyaluronidase product to show reduced discomfort associated with Sub-Q infusion. This study demonstrates that it is feasible to use Hylenex with Sub-Q infusions of LR using gravity flow without an infusion pump to achieve substantial flow rates with acceptable tolerability.
About Hylenex
Hylenex recombinant (hyaluronidase human injection) is indicated for use as an adjuvant to increase the absorption and dispersion of other injected drugs, for hypodermoclysis, and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hylenex recombinant is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredient in the formulation. Warnings for the use of Hylenex consist of discontinuing Hylenex if sensitization occurs, and not using Hylenex to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs, for injection into or around an infected or acutely inflamed area because of the danger of spreading localized infection, to reduce the swelling of bites or stings, for application directly to the cornea, or for IV injections because the enzyme is rapidly inactivated. Precautions for the use of Hylenex consist of incompatibility with furosemide, benzodiazepines and phenytoin, and recommendation for consulting appropriate references to determine the usual precautions when considering administration of Hylenex with any drug (e.g., when epinephrine is injected along with hyaluronidase, the precautions for the use of epinephrine in cardiovascular disease, thyroid disease, diabetes, digital nerve block, ischemia of the fingers and toes, etc., should be observed). A preliminary skin test for hypersensitivity to Hylenex can be performed. The most frequently reported adverse experiences have been local injection site reactions. Hyaluronidase has been reported to enhance the adverse events associated with co-administered drug products. Edema has been reported most frequently in association with hypodermoclysis. Allergic reactions (uticaria or angioedema) have been reported in less than 0.1% of patients receiving hyaluronidase. Anaphylactic-like reactions following retrobulbar block or intravenous injections have occurred, rarely. The full prescribing information for Hylenex should be consulted prior to prescription or administration. For full Hylenex prescribing information, visit www.hylenex.com or www.halozyme.com.
About Baxter Healthcare Corporation
Baxter Healthcare Corporation is the principal U.S. operating subsidiary of Baxter International Inc. (NYSE:BAX). Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company dedicated to developing and commercializing recombinant human enzymes for the infertility, ophthalmology, and oncology communities. The company’s portfolio of products under development is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived enzymes that carry potential risks of animal pathogen transmission and immunogenicity. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic biologic.
Safe Harbor Statement
In addition to historical information, statements set forth in this news release include forward-looking statements including, without limitation, statements concerning: anticipated timing of regulatory filings and the potential success in gaining regulatory approval for developmental products; the potential effectiveness of products under development; the potential benefits from collaborative relationships; the ability to effectively exploit drug-delivery platform opportunities in other markets; demand for and market acceptance for new and existing products; the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies; internal and external factors that could impact commercialization; and other factors discussed in each company’s filings with the Securities and Exchange Commission that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “expect,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning, which are predictions of or indicate future events and trends and which do not relate to historical matters. The companies do not undertake any obligation to update any forward-looking statements as a result of new information, future events, changes assumptions or otherwise, and all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the expectations contained in the forward-looking statements.
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